Generac Reports Second Quarter 2011 Results
Strong net sales growth of 15% year-over-year led by continued momentum in Commercial/Industrial product sales and improved Residential product sales performance

WAUKESHA, WISCONSIN, (August 5, 2011) – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of backup power generation products, today reported financial results for its second quarter ended June 30, 2011.

Highlights -

•	Total net sales increased year-over-year by 14.9% to $161.4 million as compared to $140.5 million in the second quarter of 2010.

-	Year-over-year growth of 4.9% across Residential product sales.

-	Continued strength in Commercial & Industrial (C&I) product sales with 32.4% year-over-year growth.

•
Net income increased year-over-year to $15.3 million as compared to $12.8 million for the second quarter of 2010; Adjusted net income increased 5.8% to $27.7 million from $26.1 million in the second quarter of 2010.

•
Diluted net income per common share was $0.23 per share as compared to $0.19 per share in the second quarter of 2010; Adjusted diluted net income per common share was $0.41 per share as compared to $0.39 per share in the second quarter of 2010.

“We are pleased with our strong second quarter results which were driven by year-over-year growth in our home standby products and ongoing momentum in our Commercial & Industrial product sales,” said Aaron Jagdfeld, President and Chief Executive Officer of Generac. “For our Residential product sales, we have seen improved sales trends across our distribution channels relative to the first quarter 2011.  Second quarter residential results were up approximately 5% year-over-year due to increased awareness of our home standby products and the continued expansion of our distribution network.  Shipments of our C&I products remained robust as we experienced over 30% year-over-year growth as a result of strengthening demand from our national account customers. We are also experiencing improved quote-to-order conversion rates for our large industrial systems as we continue to bring value and innovation to the market place.”

Residential product sales for the second quarter of 2011 increased 4.9% to $92.2 million from $87.9 million for the comparable period in 2010. New distribution points, new product offerings and increased awareness helped to generate this year-over-year increase, partially offset by a slight year-over-year decrease in sales for our lower kilowatt portable generators due to elevated channel inventory levels.

Commercial & Industrial product sales for the second quarter of 2011 increased 32.4% to $57.3 million from $43.3 million for the comparable period in 2010. The increase was driven predominantly by continued strength in sales to both industrial national account customers and independent industrial dealers, particularly in telecom, healthcare and data center applications.

Gross profit margin for the second quarter 2011 decreased to 37.4% from 39.0% in the same period last year, which was primarily attributable to increased commodity and material costs and a sales mix shift towards more industrial product sales. The impact of increasing commodity levels was partially offset by selective price increases that were implemented during the first quarter of 2011.

Operating expenses for the second quarter of 2011 increased to $38.6 million from $35.9 million in the second quarter of 2010.  The year-over-year increase in operating expenses was primarily driven by increased sales, marketing and engineering costs to support the Company’s long term strategic growth initiatives coupled with increases in variable operating expenses on higher sales volumes versus prior year. Operating expense increases were partially offset by a $1.1 million reduction in amortization of intangibles that became fully amortized in 2010.

Adjusted EBITDA of $37.6 million in the second quarter 2011 increased from $36.0 million in the same period last year, as increased sales volumes were partially offset by reduced gross margins and higher operating expenses.

Interest expense increased in the second quarter of 2011 to $5.9 million, compared to $5.7 million in the same period last year. The increase in interest expense was attributable to the impact of interest rate swaps effective the third and fourth quarters of 2010, partially offset by interest expense reductions driven by nearly $100 million of debt pre-payments over the last 12 months.

Net cash provided by operating activities was $15.3 million in the second quarter of 2011, which was down from $28.2 million in the same period last year. This decrease in cash flows was driven by elevated net working capital levels, primarily related to a temporary increase in inventory levels.

In April 2011, the Company used $24.7 million of its cash flow to make a voluntary debt pre-payment on its first lien credit facility. As of June 30, 2011, the Company currently has $633 million of debt outstanding.

OUTLOOK

Mr. Jagdfeld continued, “Given the strength of our C&I products and the dedicated focus we have on our “Powering Ahead” strategic plan, we remain confident that we can achieve moderate sales growth overall in 2011. Although the second half of the year should present more difficult prior year comparisons for our C&I products, we still expect to generate solid double-digit year-over-year growth throughout 2011 given the strong backlog that exists for these products. Assuming no major outage events for the balance of the year, we re-affirm our expectation that Residential product sales will be roughly flat for the second half of 2011 compared to last year. Lastly, in spite of the headwind presented by ongoing commodity volatility, we expect our margins to be up sequentially in the second half of the year, driven by continued realization of price increases, realized cost reductions during the third quarter and improved overhead absorption.”

Conference Call and Webcast

Generac management will hold a conference call at 9:00 a.m. EDT on Friday, August 5, 2011 to discuss highlights of this earnings release. The conference call can be accessed by dialing (866) 730-5765 (domestic) or +1 (857) 350-1589 (international) and entering passcode 84945309.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), under the Investor Relations link. The webcast link and any supporting materials will be made available on the Company’s website prior to the start of the call.

The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com, Thomson Reuters' individual investor portal, powered by StreetEvents. Institutional investors can access the call via StreetEvents (http://www.streetevents.com), a password-protected event management site.

Following the live webcast, a replay will be available on the Company's web site. A telephonic replay will also be available three hours after the call and can be accessed by dialing (888) 286-8010 (domestic) or +1 (617) 801-6888 (international) and entering passcode 65205593. The telephonic replay will be available for 30 days.

Generac company news is available
24 hours a day, on-line at: http://www.generac.com.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of backup power generation products serving residential, light commercial and industrial markets. Generac's power systems range in output from 800 watts to 9 megawatts and are available through a broad network of independent dealers, retailers and wholesalers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency of major power outages;
•	availability and cost of quality raw materials and key components used in producing Generac products;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	Generac's ability to adjust to operating as a public company;
•	loss of key management and employees;
•	increase in liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the Securities and Exchange Commission, or SEC.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of Adjusted EBITDA, taking into account certain charges and gains that were taken during the periods presented. The computation of Adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of November 10, 2006.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of Adjusted net income. Adjusted net income is defined as Net income before provision (benefit) for income taxes adjusted for the following items: cash income tax (expense) benefit, amortization of intangible assets, amortization of deferred loan costs related to the Company's debt, intangible impairment charges, and certain non-cash gains.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Free cash flow is defined as Net cash provided by operating activities less Expenditures for property and equipment and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$161,363	$140,455	$285,344	$271,173
Costs of goods sold	101,010	85,710	177,814	165,010
Gross profit	60,353	54,745	107,530	106,163

Operating expenses:
Selling and service	17,317	13,809	31,622	28,121
Research and development	3,608	3,482	7,493	7,204
General and administrative	5,772	5,679	11,889	10,838
Amortization of intangibles	11,856	12,921	23,583	25,682
Total operating expenses	38,553	35,891	74,587	71,845
Income from operations	21,800	18,854	32,943	34,318

Other (expense) income:
Interest expense	(5,934)	(5,720)	(11,935)	(14,212)
Investment income	23	36	59	110
Write-off of deferred financing costs related to debt extinguishment	(186)	–	(186)	(4,180)
Other, net	(327)	(259)	(568)	(575)
Total other expense, net	(6,424)	(5,943)	(12,630)	(18,857)

Income before provision for income taxes	15,376	12,911	20,313	15,461
Provision for income taxes	87	77	180	159
Net income	15,289	12,834	20,133	15,302

Preferential distribution to:
Series A preferred stockholders	–	–	–	(2,042)
Class B common stockholders	–	–	–	(12,133)
Beneficial conversion - see note (1)	–	–	–	(140,690)
Net income (loss) attributable to common stockholders (formerly Class A common stockholders)	$15,289	$12,834	$20,133	$(139,563)

Net income (loss) per common share - basic (2):
Common stock (formerly Class A common stock)	$0.23	$0.19	$0.30	$(2.71)
Class B common stock	n/a	n/a	n/a	$505

Net income (loss) per common share - diluted (2):
Common stock (formerly Class A common stock)	$0.23	$0.19	$0.30	$(2.71)
Class B common stock	n/a	n/a	n/a	$505

Weighted average common shares outstanding - basic (2):
Common stock (formerly Class A common stock)	67,134,999	67,093,250	67,121,356	51,507,358
Class B common stock	n/a	n/a	n/a	24,018

Weighted average common shares outstanding - diluted (2):
Common stock (formerly Class A common stock)	67,718,654	67,200,565	67,463,440	51,507,358
Class B common stock	n/a	n/a	n/a	24,018

(1) Beneficial conversion feature related to Class B common stock and Series A preferred stock was reflected during the first quarter of 2010 as a result of Generac's corporate reorganization and IPO. See discussion of Generac's equity structure and corporate reorganization in the 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(2) 2010 Net income (loss) per common share and weighted average common shares outstanding reflect the corporate reorganization and IPO that occurred on February 10, 2010. The share structure prior to February 10, 2010 has been retroactively restated to only reflect the reverse stock split that occurred with the corporate reorganization.

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Data)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,746	$78,583
Accounts and notes receivable, less allowance for doubtful accounts	79,810	63,154
Inventories	139,728	127,137
Prepaid expenses and other assets	3,043	3,645
Total current assets	301,327	272,519

Property and equipment, net	74,729	75,287

Customer lists, net	77,913	96,944
Patents, net	81,055	84,933
Other intangible assets, net	5,809	6,483
Deferred financing costs, net	4,640	5,822
Trade names	140,050	140,050
Goodwill	527,136	527,148
Other assets	116	697
Total assets	$1,212,775	$1,209,883

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$44,736	$41,809
Accrued wages and employee benefits	6,814	6,833
Other accrued liabilities	39,386	38,043
Current portion of long-term debt	–	–
Total current liabilities	90,936	86,685

Long-term debt	632,498	657,229
Other long-term liabilities	26,261	24,902
Total liabilities	749,695	768,816

Stockholders’ equity:
Common stock (formerly Class A non-voting common stock), par value $0.01, 500,000,000 shares authorized, 67,579,525 and 67,524,596 shares issued at June 30, 2011 and December 31, 2010, respectively	675	675
Additional paid-in capital	1,137,945	1,133,918
Excess purchase price over predecessor basis	(202,116)	(202,116)
Accumulated deficit	(461,525)	(481,658)
Accumulated other comprehensive loss	(11,899)	(9,752)
Total stockholders’ equity	463,080	441,067
Total liabilities and stockholders’ equity	$1,212,775	$1,209,883

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010

Operating activities
Net income	$20,133	$15,302
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,940	3,829
Amortization	23,583	25,682
Write-off of deferred financing costs related to debt extinguishment	186	4,180
Amortization of deferred financing costs	996	1,301
Provision for losses on accounts receivable	(29)	(69)
Loss on disposal of property and equipment	18	–
Share-based compensation	3,717	2,959
Net changes in operating assets and liabilities:
Accounts receivable	(16,627)	(14,211)
Inventories	(12,591)	12,264
Other assets	1,183	1,999
Accounts payable	2,927	9,346
Accrued wages and employee benefits	(19)	(860)
Other accrued liabilities	567	(15,077)
Net cash provided by operating activities	27,984	46,645

Investing activities
Proceeds from sale of property and equipment	4	–
Expenditures for property and equipment	(3,404)	(3,035)
Net cash used in investing activities	(3,400)	(3,035)

Financing activities
Proceeds from issuance of common stock	–	248,309
Payment of long-term debt	(24,731)	(360,117)
Proceeds from exercise of stock options	310	–
Net cash used in financing activities	(24,421)	(111,808)

Net increase (decrease) in cash and cash equivalents	163	(68,198)
Cash and cash equivalents at beginning of period	78,583	161,307
Cash and cash equivalents at end of period	$78,746	$93,109

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Net income to Adjusted EBITDA
reconciliation	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$15,289	$12,834	$20,133	$15,302
Interest expense	5,934	5,720	11,935	14,212
Depreciation and amortization	13,860	14,859	27,523	29,511
Income taxes provision	87	77	180	159
Non-cash impairment and other charges (1)	158	415	604	564
Non-cash share-based compensation expense (2)	1,717	1,713	3,717	2,959
Write-off of deferred financing costs related to debt extinguishment	186	-	186	4,180
Transaction costs and credit facility fees	258	305	431	667
Other	127	35	391	236
Adjusted EBITDA	$37,616	$35,958	$65,100	$67,790

(1) Includes losses on disposals of assets and unrealized mark-to-market adjustments on commodity contracts. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

Net income to Adjusted net income
reconciliation	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$15,289	$12,834	$20,133	$15,302
Provision for income taxes	87	77	180	159
Income before provision for income taxes	15,376	12,911	20,313	15,461
Amortization of intangible assets	11,856	12,921	23,583	25,682
Amortization of deferred loan costs	494	562	996	1,301
Write-off of deferred financing costs related to debt extinguishment	186	-	186	4,180
Adjusted net income before provision for income taxes	27,912	26,394	45,078	46,624
Cash income tax expense	(256)	(245)	(280)	(310)
Adjusted net income	$27,656	$26,149	$44,798	$46,314

Adjusted net income per common share - diluted (3):	$0.41	$0.39	$0.66	n/m

Weighted average common shares outstanding - diluted (3):	67,718,654	67,200,565	67,463,440	n/m

(3) pre-IPO share and per share data is not meaningful due to the corporate reorganization which occurred in conjunction with the IPO during the first quarter of 2010.

Free Cash Flow Reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net cash provided by operating activities	$15,314	$28,209	$27,984	$46,645
Expenditures for property and equipment	(1,835)	(1,471)	(3,404)	(3,035)
Free Cash Flow	$13,479	$26,738	$24,580	$43,610

SOURCE: Generac Holdings Inc.

For Investor Inquiries:
Generac Holdings Inc.
York Ragen
Chief Financial Officer
262-506-6064